UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 8, 2010

Mellanox Technologies, Ltd.
(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
Hermon Building
Yokneam, Israel 20692
(Address of Principal Executive Offices)
+972-4-909-7200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Discretionary Cash Bonus Payment Pursuant to Annual Cash Bonus Compensation Program
     (e) On February 8, 2010, the Compensation Committee of the Board of Directors (the “Board”) of Mellanox Technologies, Ltd. (the “Company”) approved the payment of a cash bonus award to Eyal Waldman, the Company’s President and Chief Executive Officer, in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009 pursuant to the Company’s annual cash bonus compensation program, subject to the approval of the Company’s Audit Committee and the Company’s Board of Directors. Following the approval of Mr. Waldman’s 2009 cash bonus award by the Company’s Audit Committee and its Board, the Company intends to submit Mr. Waldman’s 2009 bonus award to the Company’s shareholders for their approval in conjunction with the Company’s 2010 annual general meeting of its shareholders in accordance with applicable Israeli law. The Company expects to pay this bonus to Mr. Waldman on or before March 1, 2010.
          On February 8, 2010, the Compensation Committee of the Board approved the payment of cash bonuses to the following named executive officers of the Company (as identified in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 9, 2009) for services rendered for the fiscal year ended December 31, 2009 pursuant to the Company’s annual cash bonus compensation program:

Name	Title	Bonus Amount
Michael Gray	Chief Financial Officer	$40,000
Shai Cohen	Vice President of Operations and Engineering	$33,000
Michael Kagan	Chief Technology Officer	$32,000
Marc Sultzbaugh	Vice President of World Wide Sales	$40,000
The Company expects to pay these bonuses on or before March 1, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 11, 2010	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Michael Gray

	Name:	Michael Gray
	Title:	Chief Financial Officer